Exhibit 99.1

NEWS BULLETIN FROM:	RE:
15301 Ventura Blvd., Bldg B, Suite 300 Sherman Oaks, CA 91403 (818) 662-9800 NYSE: SZ

FOR FURTHER INFORMATION:
AT THE COMPANY:		AT FINANCIAL RELATIONS BOARD:
Keith Wall	Kim Forster	Tricia Ross
Vice President and CFO	Vice President, Planning	Investor/Analyst Contact
(818) 662-9800	(818) 662-9800	(310) 407-6540

FOR IMMEDIATE RELEASE March 5, 2004

WORLDWIDE RESTAURANT CONCEPTS, INC. ANNOUNCES THIRD QUARTER FISCAL 2004 RESULTS

HIGHLIGHTS:

•	Total revenues increased by 17.0 percent, or $15.3 million
•	Same store sales growth of 8.7 percent at KFC, 7.2 percent for Sizzler Australia and 3.8 percent for Sizzler USA, and strengthening of the Australian dollar exchange rate offset a 25.5 percent same store sales decline at Pat & Oscar’s and lower revenues due to the operation of 8 fewer Company-owned domestic Sizzlers than in the prior year
•	Loss of $0.7 million, or $0.04 per share, primarily attributable to weakened sales and increased expenses arising from a food-borne illness incident at Pat & Oscar’s at the end of the second quarter that adversely impacted the third quarter

SHERMAN OAKS, Calif.—March 5, 2004 /PRNewswire-FirstCall/ — Worldwide Restaurant Concepts, Inc. (NYSE: SZ) today reported financial results for the third quarter of fiscal 2004, ended February 1, 2004.

For the third quarter, the Company reported revenues of $105.2 million, an increase of 17.0 percent over the $89.9 million in the comparable period in fiscal 2003. A loss of $0.7 million, or $0.04 per diluted share, was incurred and reflected a $1.5 million decline in earnings from the same period a year ago. Same store sales growth at the Company’s international operations and Sizzler USA, and a 29.6 percent increase in the Australian dollar exchange rate contributed to the Company’s revenue growth. The Company’s profitability was adversely affected by weakened performance at Pat & Oscar’s stemming from a food-borne illness incident that occurred in the last week of the second quarter, which was partially offset by improved operating performance from the KFC division and a $1.1 million net income impact from the continued strengthening of the Australian dollar exchange rate.

Total revenues for the forty weeks ended February 1, 2004 were $259.3 million, an increase of $37.3 million, over the comparable period last year. Year-to-date net income declined by $2.3 million, to $3.2 million, or $0.08 per diluted share, compared to $0.20 per diluted share in the prior year.

Revenue Trends

Strong same store sales growth of 8.7 percent at KFC, 7.2 percent for Sizzler Australia, and 3.8 percent for domestic company and franchise Sizzlers, was partially offset by a 25.5 percent decline in same store sales at Pat & Oscar’s.

Pat & Oscar’s was affected by negative publicity stemming from a food- borne illness incident reported at nine restaurants in the last week of the second quarter. The incident received significant local media coverage during the first month of the third quarter, and although it was caused by tainted produce received from a former supplier, Pat & Oscar’s was featured prominently in the media coverage. To counteract the adverse publicity, Pat & Oscar’s ran a three-day food giveaway in San Diego and held a press conference and all-access restaurant tour for the media. Pat & Oscar’s also launched its first-ever television campaign, spanning six weeks, and since the quarter end, has initiated its second campaign. “We’re encouraged by the positive guest response we’ve seen from giving the Pat & Oscar’s brand positive exposure through television advertising in San Diego. Although sales are still below our pre-incident run rate, since we launched our second television campaign, we’re currently seeing same store sales declines averaging in the high teens and ongoing improvement in our overall sales trends,” said Charles Boppell, President and CEO of Worldwide Restaurant Concepts.

Continued Execution of Growth Strategies

The Company continues to execute against its strategies for growth at each division. “Our loss this quarter should not detract from the progress we continue to make on several of our key initiatives. At Sizzler USA, we continue to pursue a growth model based on building our franchise operations and investing in our Company-owned restaurants through remodels and training. We’re currently in discussions for the sale of six of our remaining locations in the New York area and are close to a deal that would transition six California restaurants to an existing franchisee,” said Mr. Boppell. Sizzler USA continues to generate solid results from the seven full interior and exterior re-images that have already been completed. The Company anticipates finishing work on an additional eight locations by the end of fiscal year 2004.

During the quarter, John Wright was appointed President and CEO of the Pat & Oscar’s division. “John brings a wealth of restaurant experience to the team and the division is already benefiting from his fresh perspective. The third quarter was difficult for Pat & Oscar’s and the fourth quarter will also be a challenge, but I’m confident that sales and profitability will improve under John’s leadership,” commented Mr. Boppell. Pat & Oscar’s recently opened its 22nd restaurant and is expected to open five additional locations over the next twelve to fifteen months.

The Company’s international operations continued to build their business through successful promotions, including a new variation on Sizzler’s successful protein add-ons to salad bar meals, and high and low-end KFC meals that target families and individual diners respectively. During the quarter, KFC continued it strategy of investing in facilities to drive sales growth by completing two remodels and relocating two restaurants.

Investor Conference Call

Worldwide Restaurant Concepts will be holding an investor conference call today at 11:00 a.m. EST to discuss the Company’s financial and operational results. Investors will have the opportunity to listen to the conference call over the Internet at www.wrconcepts.com or www.fulldisclosure.com. To listen to the live call, please go to either web site at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay, also at www.wrconcepts.com and www.fulldisclosure.com, will be available shortly after the call.

About Worldwide Restaurant Concepts

Worldwide Restaurant Concepts, Inc. operates, franchises or joint ventures 313 Sizzler® restaurants worldwide, 112 KFC® restaurants primarily located in Queensland, Australia, and 22 Pat & Oscar’s® restaurants. Additional information about the Company can be found at www.wrconcepts.com.

Certain statements contained in this document may contain forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. These statements may include but are not limited to statements regarding: (i) Pat & Oscar’s sales and profitability challenges in the fourth quarter and expected improvement in long term trends; (ii) completion of eight additional interior and exterior re-images at Sizzler USA by the end of fiscal 2004; and (iii) the opening of five additional Pat & Oscar’s restaurants in the next twelve to fifteen months.

Worldwide Restaurant Concepts cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected in the forward looking statements contained herein. Such factors include, but are not limited to: (a) the Company’s ability to implement its strategic plan and manage its costs and expenses; (b) the ability to design marketing and product initiatives resulting in same store sales growth, including Pat & Oscar’s television initiatives; (c) the availability of capital to upgrade the facilities at its domestic Sizzler® locations and build new Pat & Oscar’s restaurants; (d) Sizzler’s ability to consummate the proposed transactions to divest several of its locations; (e) Pat & Oscar’s new CEO John Wright’s ability to improve sales and profits; (f) Pat & Oscar’s ability to acquire a sufficient number of suitable sites to open five new restaurants in the next twelve to fifteen months; (g) economic conditions, both generally and as they affect the restaurant industry in particular; and (h) other risks as detailed from time to time in the Company’s SEC reports, including Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Annual Reports on Form 10-K.

Forward-looking statements speak as of the dates on which they were made. The Company undertakes no obligation to publicly update or revise any forward- looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, unless required to do so by applicable securities laws.

For further information please contact: Keith Wall, Vice President and CFO, or Kim Forster, Vice President, Planning, both of Worldwide Restaurant Concepts, Inc., +1-818-662-9800; or Investors/Analysts, Tricia Ross of Financial Relations Board, +1-310-407-6540, for Worldwide Restaurant Concepts, Inc.

WORLDWIDE RESTAURANT CONCEPTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
FOR THE SIXTEEN WEEKS ENDED FEBRUARY 1, 2004 AND FEBRUARY 2, 2003
(Unaudited)
(In thousands, except per share data)

	February 1, 2004	February 2, 2003

Revenues
Restaurant sales	$ 102,591	$87,526
Franchise revenues	2,570	2,382

Total revenues	105,161	89,908

Costs and Expenses
Cost of sales	36,083	29,804
Labor and related expenses	28,420	24,487
Other operating expenses	26,705	21,954
Depreciation and amortization	3,493	3,180
General and administrative expenses	8,678	7,652

Total operating costs	103,379	87,077

Operating income	1,782	2,831

Interest expense	1,060	717
Investment income	162	143

Income before income taxes
and minority interest	884	2,257
Minority interest benefit	(83)	—

Income before income taxes	967	2,257
Provision for income taxes	1,654	1,421

Net (loss) income	$ (687)	$ 836

Basic (loss) earnings per share	$ (0.03)	$ 0.03

Diluted (loss) earnings per share	$ (0.04)	$ 0.03

WORLDWIDE RESTAURANT CONCEPTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
FOR THE FORTY WEEKS ENDED FEBRUARY 1, 2004 AND FEBRUARY 2, 2003
(Unaudited)
(In thousands, except per share data)

	February 1, 2004	February 2, 2003

Revenues
Restaurant sales	$ 252,662	$215,703
Franchise revenues	6,661	6,331

Total revenues	259,323	222,034

Costs and Expenses
Cost of sales	87,162	73,152
Labor and related expenses	69,523	60,244
Other operating expenses	64,517	53,219
Depreciation and amortization	8,617	7,509
General and administrative expenses	20,849	18,855

Total operating costs	250,668	212,979

Operating income	8,655	9,055

Interest expense	2,311	1,969
Investment income	423	612

Income before income taxes
and minority interest	6,767	7,698
Minority interest benefit	(121)	—

Income before income taxes	6,888	7,698
Provision for income taxes	3,704	2,181

Net income	$ 3,184	$ 5,517

Basic earnings per share	$ 0.12	$ 0.20

Diluted earnings per share	$ 0.08	$ 0.20

WORLDWIDE RESTAURANT CONCEPTS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited) (in thousands)

ASSETS	February 1, 2004	April 30, 2003

Current Assets:
Cash and cash equivalents	$ 25,932	$ 26,303
Restricted cash	5,229	2,050
Receivables, net of an allowance of
$531 at February 1, 2004 and $695
at April 30, 2003	2,273	2,560
Inventories	4,677	4,448
Deferred income taxes	2,382	2,382
Prepaid expenses and other current assets	1,677	2,205
Assets related to restaurants held for sale	6,004	4,026

Total current assets	48,174	43,974

Property and equipment, net	72,361	67,998
Long-term notes receivable (including
$200 of related party receivables at
February 1, 2004 and April 30, 2003),
net of an allowance of $0 at
February 1, 2004 and $56 at April 30, 2003	1,162	828
Deferred income taxes	10,236	9,985
Goodwill, net	23,647	23,636
Intangible assets, net of accumulated
amortization of $1,070 at
February 1, 2004 and $799
at April 30, 2003	2,287	2,162
Other assets	823	1,065

Total assets	$158,690	$149,648

WORLDWIDE RESTAURANT CONCEPTS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited) (in thousands, except par values)

LIABILITIES AND STOCKHOLDERS’ EQUITY	February 1, 2004	April 30, 2003

Current Liabilities:
Current portion of long-term debt	$ 7,423	$ 6,844
Accounts payable	10,571	14,119
Other current liabilities	21,743	23,529
Income taxes payable	2,578	3,108

Total current liabilities	42,315	47,600

Long-term debt, net of current portion	32,384	18,431
Deferred gains and revenues	9,322	9,715
Pension liability	12,914	13,326

Total liabilities	96,935	89,072

Minority interest	22	127

Stockholders’ Equity:
Preferred stock, authorized 1,000 shares,
$5 par value; no shares issued and
outstanding	—	—
Common stock, authorized 50,000 shares,
$0.01 par value; issued and outstanding
29,408 and 27,408 shares and 29,232
and 27,232 shares at February 1, 2004
and April 30, 2003, respectively	294	292
Additional paid-in capital	280,368	280,001
Accumulated deficit	(202,023)	(205,207)
Treasury stock at cost, 2,000 shares at
February 1, 2004 and at April 30, 2003	(4,135)	(4,135)
Accumulated other comprehensive loss	(12,771)	(10,502)

Total stockholders’ equity	61,733	60,449

Total liabilities and
stockholders’ equity	$ 158,690	$ 149,648

SOURCE Worldwide Restaurant Concepts, Inc.
-0- 03/05/2004
/CONTACT: Keith Wall, Vice President and CFO, or Kim Forster, Vice President, Planning, both of Worldwide Restaurant Concepts, Inc., +1-818-662-9800; or Investors/Analysts, Tricia Ross of Financial Relations Board, +1-310-407-6540, for Worldwide Restaurant Concepts, Inc./
/Web site: http://www.wrconcepts.com / (SZ)
CO: Worldwide Restaurant Concepts, Inc. ST: California IN: RST FOD REA SU: ERN CCA